EXHIBIT 10.30

GUARANTEE

                        GUARANTEE dated as of October 26, 2001 (this "Guarantee") made by GENENTECH INC., a Delaware corporation (the "Guarantor"), in favor of Vacaville Real Estate Trust 2001 (the "Lessor"), DNA Finance Corp., a Delaware corporation ("SPC"), and the Investors (the Lessor, the Investors, and SPC, and their respective successors and assigns, collectively known as the "Beneficiaries").

Preliminary Statement

                        Pursuant to the SPC Loan Agreement, SPC has agreed to make loans (the "SPC Loans") to the Lessor upon the terms and conditions set forth therein, to be evidenced by notes issued by the Lessor under the SPC Loan Agreement. The Lessor has entered into the SPC Loan Agreement for the purpose of facilitating the financing, with the proceeds of the SPC Loans, of the acquisition of an estate for years in the Condominium Unit and related property, which Condominium Unit and related property shall, in turn, be leased to the Lessee.

                        It is a condition precedent to the obligation of SPC to make SPC Loans to the Lessor under the SPC Loan Agreement and for the Investors to make their Contributions under the Participation Agreement that the Guarantor shall have executed and delivered this Guarantee for the ratable benefit of the Beneficiaries.

                        The Guarantor wishes to induce (i) SPC to make the SPC Loans and enter into the SPC Loan Agreement and the other Operative Agreements to which it is a party, (ii) the Investors to make the Investor Contributions and enter into the Participation Agreement (referred to below) and the other Operative Agreements to which they are party, and (iii) the Lessor to enter into the Lease and the other Operative Agreements to which it is a party.

                        NOW, THEREFORE, in consideration of the premises contained herein and to induce (i) SPC to make the SPC Loans and enter into the SPC Loan Agreement and the other Operative Agreements to which it is a party, (ii) the Investors to make the Investor Contributions and enter into the Participation Agreement and the other Operative Agreements to which they are a party, and (iii) the Lessor to enter into the Lease and the other Operative Agreements to which it is a party, the Guarantor hereby agrees for the ratable benefit of the Beneficiaries as follows:

                        1.    Defined Terms.  (a)    Capitalized terms not otherwise defined herein shall have the meanings set forth on Annex A to the Participation Agreement dated as of the date hereof among Guarantor, SPC, The Chase Manhattan Bank, as Collateral Agent, as Agent Bank and as CP Administrative Agent, Lessor, the Investors party thereto, the Banks party thereto, and Wilmington Trust Company.

(b)    As used herein, the following terms shall have the following meanings:

            "Consolidated Current Liabilities" means Current Liabilities of Guarantor and its Consolidated Subsidiaries, as determined on a consolidated basis in accordance with GAAP.

             "Consolidated Quick Assets" means Quick Assets of Guarantor and its Consolidated Subsidiaries, as determined on a consolidated basis in accordance with GAAP (except as otherwise provided in the definition of "Quick Assets".

             "Consolidated Subsidiary" means any Subsidiary of Guarantor whose accounts are or are required to be consolidated with the accounts of Guarantor in accordance with GAAP.

            "Consolidated Tangible Net Worth" means at any date of determination thereof, the Total Stockholder's Equity on such date, less the amount of Intangible Assets on such date, plus an amount equal to the non-cash, after-tax charges (if any) that Guarantor has taken on or prior to such date against its reported income (1) in connection with an acquisition consummated after September 30, 2000, and (2) in the fiscal quarter in which such acquisition is consummated or the next following fiscal quarter.

            "Contribution Obligations" means the collective reference to the outstanding amount of the Investor Contributions and the Investor Yield with respect thereto and all rights of the Investors to receive distributions under the Trust Agreement and any of the other Operative Agreements.

            "Current Liabilities" means, with respect to any Person, all liabilities of such Person treated as current liabilities in accordance with GAAP, including without limitation (a) all obligations payable on demand or within one year after the date in which the determination is made and (b) installment and sinking fund payments required to be made within one year after the date on which determination is made, but excluding all such liabilities or obligations which are renewable or extendable that the option of such Person to date more than one year from the date of determination.

            "Guaranteed Obligations" means the collective reference to (A) the Note Obligations and (B) the Contribution Obligations and, with respect to each such obligation, interest accruing thereon at the applicable rate provided in the Operative Agreements after maturity and interest accruing at the then applicable rate provided in the Operative Agreements after the filing of any petition in bankruptcy, or the commencement of an insolvency, reorganization or like proceeding, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding and whether such obligations are direct or indirect, absolute or contingent, due or to become due, or now existing or hereinafter incurred, which may arise, under, out of or in connection with any of the Operative Agreements, any other document made, delivered or given in connection therewith, in each case whether on account of principal, interest, Investor Contributions or Investor Yield, reimbursement obligations, fees, indemnities, costs, expenses, or payment obligations (including, without limitation, all fees and disbursements of counsel to any of the Beneficiaries).

            "Intangible Assets" means, as of the date of any determination thereof, the total amount of all assets of Guarantor and its Consolidated Subsidiaries that are properly classified as "intangible assets" in accordance with GAAP and, in any event, shall include, without limitation, goodwill, patents, trade names, trademarks, copyrights, franchises, experimental expense, organization expense, unamortized debt discount and expense, and deferred charges other than prepaid insurance and prepaid taxes and current deferred taxes which are classified on the balance sheet of Guarantor and its Consolidated Subsidiaries as a current asset in accordance with GAAP.

            "Note Obligations" means the collective reference to the unpaid principal of and interest on the SPC Loans and the SPC Notes and all other payment obligations and liabilities of the Lessor to the Administrative Agent and SPC under the SPC Notes, the SPC Loan Agreement and any of the other Operative Agreements.

            "Quick Assets" means the sum of the following to the extent not encumbered by any Lien:

            (1)    cash on hand or on deposit in banks;

            (2)    readily marketable securities:

            (A)    issued by the United states of America or any agency thereof and fully guaranteed by the United States Government, and valued for purposes of this Guarantee (i) as reported by Guarantor on its books and records in accordance with GAAP (regardless of whether GAAP requires reporting at cost or at market value) if maturing or having an average life of no later than ten years after the applicable determination of Quick Assets, or (ii) at not greater than fair market value if maturing or having an average life more than ten years after the applicable determination of Quick Assets (regardless of whether GAAP would permit reporting at a higher cost); or

            (B)    maturing or having an average life within ten years after the applicable determination of Quick Assets and rated at least (i) BBB- (in the case of securities with an original maturity or average life greater than one year) or A-2 (in the case of securities with an original maturity of one year or less) or the equivalent thereof by S&P, or (ii) Baa3 (in the case of securities with an original maturity or average life greater than one year) or P-2 (in the case of securities with an original maturity of one year or less) or the equivalent thereof by Moody's;

            (3)    certificates of deposit or banker's acceptances maturing within ten years and issued by commercial banks operating in the U.S. having capital and surplus in excess of $500,000,000; and

            (4)     accounts receivable of Guarantor and its Consolidated Subsidiaries (determined on a consolidated basis net of reserves for uncollectible amounts in accordance with GAAP).

            "Ratings Decline" means any one or more of the following: (1) a decline in express or implied ratings of Guarantor's corporate and/or long-term unsecured senior debt, as published by Moody's, below A3, (2) a decline in the express or implied ratings of such debt, as published by S&P below A-, or (3) a failure of Guarantor to maintain ratings of such debt, express or implied, by both Moody's and S&P.

            "Total Capitalization" means, at any date of the determination thereof, the sum of (1) Total Debt on such date, plus (2) the Total Stockholder's Equity on such date.

            "Total Debt" means, at any date of the determination thereof, the sum (without duplication of any item) of the following, determined on a consolidated basis: (i) all Indebtedness of Guarantor or its Consolidated Subsidiaries outstanding on such date, plus (ii) amounts owed on such date by Guarantor or any of its Consolidated Subsidiaries with respect to any synthetic lease. For purposes of clause (ii) of this definition, the "amount owed" with respect to any synthetic lease will include the full amount of the price at which the tenant under the lease could purchase the property covered by the lease, even though the tenant's personal liability under or in relation to the lease may be less.

            "Total Stockholder's Equity" means, at any date of the determination thereof, the difference computed by subtracting (1) the total liabilities of Guarantor and its Consolidated Subsidiaries on such date, as determined on a consolidated basis in accordance with GAAP, from (2) the total assets of Guarantor and its Consolidated Subsidiaries on such date, as determined on a consolidated basis in accordance with GAAP.

            "Unfunded Benefit Liabilities" means, with respect to any Plan or Multiemployer Plan, the amount (if any) by which the present value of all benefit liabilities (within the meaning of Section 4001(a)(16) of ERISA) under the Plan or Multiemployer Plan exceeds the market value of all Plan or Multiemployer assets allocable to such benefit liabilities, as determined on the most recent valuation date of the Plan or Multiemployer Plan and in accordance with the provisions of ERISA for calculating the potential liability of Guarantor or any ERISA Affiliate of Guarantor under Title IV of ERISA.

                        2.    Guarantee.  (a)    The Guarantor hereby unconditionally and irrevocably guarantees to the Beneficiaries and their respective successors, endorsees, transferees and assigns the prompt and complete payment when due (whether at the stated maturity, by acceleration or otherwise) of the Guaranteed Obligations.

                        (b)    Anything to the contrary notwithstanding, (A) if no Lease Event of Default, or on the Maturity Date, no Lease Default or Lease Event of Default, has occurred and is continuing, the obligations of the Guarantor hereunder shall be limited to the unpaid principal of, and interest on, the Tranche A Loans, and (B) if any (x) Lease Event of Default, or (y) on the Maturity Date, any Lease Default or Lease Event of Default, has occurred and is continuing, the Guarantor shall be liable for the Guaranteed Obligations.

                        (c)    The Guarantor further agrees to pay any and all expenses (including, without limitation, fees and disbursements of counsel) which may be paid or incurred by the Collateral Agent, the Agent Bank or any Beneficiary while a Lease Event of Default is continuing in enforcing, or obtaining advice of counsel in respect of, any rights with respect to thereto, or collecting, any or all of the Guaranteed Obligations and/or enforcing any rights with respect to, or collecting against, the Guarantor under this Guarantee.

                        (d)    The Guarantor agrees that the Guaranteed Obligations may at any time and from time to time exceed the amount of the liability of the Guarantor hereunder without impairing this Guarantee or affecting the rights and remedies of Collateral Agent or any Beneficiary hereunder.

                        (e)    No payment or payments made by the Lessor, any Guarantor or any other Person or received or collected by Collateral Agent or any Beneficiary from the Lessor, Guarantor or any other Person by virtue of any action or proceeding or any set-off or appropriation or application at any time or from time to time in reduction of or in payment of the Guaranteed Obligations shall be deemed to modify, release or otherwise affect the liability of the Guarantor hereunder which shall, notwithstanding any such payment or payments remain liable for the Guaranteed Obligations (as reduced by such payment or application in accordance with Section 13 of the Participation Agreement) until the Guaranteed Obligations (as reduced by such payment or application in accordance with Section 13 of the Participation Agreement) and all amounts owing hereunder are paid in full, subject to Section 2(g) below.

                        (f)    The Guarantor agrees that whenever, at any time, or from time to time, it shall make any payment to anything in this Guarantee, it will notify Collateral Agent in writing that such payment is made under this Guarantee for such purpose.

                        (g)    This Guarantee shall remain in full force and effect until the Guaranteed Obligations and all amounts owing hereunder are paid in full; provided that this Guarantee shall be null and void and of no further force or effect at such time or times as Sections 19.1(a)(v), 20.3(b) and 21.1(c) of the Lease provides that this Guarantee shall be cancelled.

                        (h)    Notwithstanding anything to the contrary herein, in no event shall Guarantor be liable for any Guaranteed Obligations that become due and payable as a result of any SPC Loan Agreement Event of Default that is not attributable to, or that is not also, a Lease Default or Lease Event of Default. Further notwithstanding anything to the contrary herein contained, it is expressly understood and agreed that this Guaranty shall not include at any time any obligation to pay any amounts excluded from the Lessee's indemnification obligations in Section 12 of the Participation Agreement.

                        3.    Right of Set-off. In addition to any rights now or hereafter granted under applicable law or otherwise, and not by way of limitation of any such rights, upon the occurrence and during the continuance of a Lease Event of Default, Collateral Agent and each Beneficiary is hereby authorized at any time or from time to time, without presentment, demand, protest or other notice of any kind to the Lessor, the Guarantor or to any other Person, any such notice being hereby expressly waived (except for such notices as may be specifically required under the Operative Agreements), to set off and to appropriate and apply any and all deposits (general or special) and any other Indebtedness at any time held or owing by Collateral Agent or such Beneficiary (including, without limitation, by branches and agencies of Collateral Agent or such Beneficiary wherever located) to or for the credit or the account of the Guarantor against and on account of the obligations and liabilities of the Guarantor hereunder (subject to the limitations herein), and all other claims of any nature or description arising out of or connected with this Guarantee or any other Operative Agreement, irrespective of whether Collateral Agent or such Beneficiary shall have made any demand hereunder and although said obligations, liabilities or claims, or any of them, shall be contingent or unmatured. Collateral Agent and each Beneficiary agrees promptly to notify Guarantor after any such set off and application made by Collateral Agent or such Beneficiary; provided that failure to give such notice shall not affect the validity of such set-off and application.

                        4.    No Subrogation. Notwithstanding any payment or payments made by the Guarantor hereunder or any set-off or application of funds of the Guarantor by any Beneficiary, the Guarantor shall not be entitled to exercise or enforce any subrogation rights of Collateral Agent or any Beneficiary against the Lessor or any other Person or any collateral security or guarantee or right of offset held by Collateral Agent or any Beneficiary for the payment of the Guaranteed Obligations, nor shall the Guarantor seek or be entitled to seek any contribution or reimbursement from the Lessor or any other Person in respect of payments made by the Guarantor hereunder, until all amounts owing to Collateral Agent and the Beneficiaries by the Lessor on account of the Guaranteed Obligations and all amounts owing hereunder are paid in full. If any amount shall be paid to the Guarantor on account of such subrogation rights at any time when all of the Guaranteed Obligations and all amounts owing hereunder shall not have been paid in full, such amount shall be held by the Guarantor in trust for Collateral Agent and the Beneficiaries, segregated from other funds of the Guarantor, and shall, forthwith upon receipt by the Guarantor, be turned over to Collateral Agent in the exact form received by the Guarantor (duly indorsed by the Guarantor to Collateral Agent, if required), to be applied against the Guaranteed Obligations, whether matured or unmatured, in such order as set forth in Section 13 of the Participation Agreement.

                        5.    Amendments, etc. with respect to the Guaranteed Obligations; Waiver of Rights. The Guarantor shall remain obligated hereunder notwithstanding that, without any reservation of rights against the Guarantor and without notice to or further assent by the Guarantor, any demand for payment of any of the Guaranteed Obligations made by Collateral Agent or any Beneficiary may be rescinded by such party and any of the Guaranteed Obligations continued, and the Guaranteed Obligations, or the liability of any other party upon or for any part thereof, or any collateral security or guarantee therefor or right of offset with respect thereto, may, from time to time in accordance with the respective terms thereof, in whole or in part, be renewed, extended, amended, modified, accelerated, compromised, waived, surrendered or released by Collateral Agent or any Beneficiary, and the SPC Loan Agreement, the Participation Agreement and the other Operative Agreements may be amended, modified, supplemented or terminated, in whole or in part, from time to time, and any collateral security, guarantee or right of offset at any time held by Collateral Agent or any Beneficiary for the payment of the Guaranteed Obligations may be sold, exchanged, waived, surrendered or released, provided in each case the consent of Lessee thereto, if required under the Operative Agreements, shall have been obtained. Neither Collateral Agent nor any Beneficiary shall have any obligation to protect, secure, perfect or insure any Lien at any time held by it as security for the Guaranteed Obligations or for this Guarantee or any property subject thereto. When making any demand hereunder against the Guarantor, Collateral Agent or any Beneficiary may, but shall be under no obligation to, make a similar demand on the Lessor or any other guarantor, and any failure by Collateral Agent or any Beneficiary to make any such demand or to collect any payments from the Lessor or any other guarantor or any release of the Lessor or such other guarantor shall not relieve the Guarantor from its obligations under this Guarantee, and shall not impair or affect the rights and remedies, express or implied, or as a matter of law, of Collateral Agent or any Beneficiary against the Guarantor. For the purposes hereof "demand" shall include the commencement and continuance of any legal proceedings.

                        6.    Guarantee Absolute and Unconditional. The Guarantor waives any and all notice of the creation or accrual of any of the Guaranteed Obligations and notice of or proof of reliance by Collateral Agent or any Beneficiary upon this Guarantee or acceptance of this Guarantee; the Guaranteed Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred, or renewed, extended, amended or waived, in reliance upon this Guarantee; and all dealings between the Lessor and the Guarantor, on the one hand, and Collateral Agent and the Beneficiaries, on the other hand, likewise shall be conclusively presumed to have been had or consummated in reliance upon this Guarantee. The Guarantor waives diligence, presentment and protest to or upon the Lessor or the Guarantor with respect to the Guaranteed Obligations. Subject to Section 2(g) hereof, the Guarantor understands and agrees that this Guarantee shall be construed as a continuing, absolute and unconditional guarantee and surety of payment without regard to (a) the validity, regularity or enforceability of the SPC Loan Agreement or any other Operative Agreement, any of the Guaranteed Obligations or any other collateral security therefor or guarantee or right of offset with respect thereto at any time or from time to time held by Collateral Agent or any Beneficiary, (b) any defense, set-off or counterclaim (other than a defense of payment or performance) which may at any time be available to or be asserted by the Lessor or the Guarantor against Collateral Agent or any Beneficiary, or (c) any other circumstance whatsoever (with or without notice to or Knowledge of the Lessor or the Guarantor) which constitutes, or might be construed to constitute, an equitable or legal discharge of the Lessor for the Guaranteed Obligations, or of the Guarantor under this Guarantee, in bankruptcy or in any other instance to the maximum extent permitted by applicable law. When pursuing its rights and remedies hereunder against the Guarantor, Collateral Agent and any Beneficiary may, but shall be under no obligation to, pursue such rights and remedies as it may have against the Lessor or any other Person or against any collateral security or guarantee for the Guaranteed Obligations or any right of offset with respect thereto, and any failure by Collateral Agent or any Beneficiary to pursue such other rights or remedies or to collect any payments from the Lessor or any such other Person or to realize upon any such collateral security or guarantee or to exercise any such right of offset, or any release of the Lessor or any such other Person or any such collateral security, guarantee or right of offset, shall not relieve the Guarantor of any liability hereunder, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of law, of Collateral Agent and the Beneficiaries against the Guarantor. This Guarantee shall remain in full force and effect and be binding in accordance with and to the extent of its terms upon the Guarantor and the successors and assigns thereof, and shall inure to the benefit of Collateral Agent and the Beneficiaries, and their respective successors, indorsees, transferees and assigns, until all the Guaranteed Obligations and the obligations of the Guarantor under this Guarantee shall have been satisfied by payment in full, subject to Section 2(g). Notwithstanding anything to the contrary in this Guaranty, nothing contained in this Guaranty shall waive, impair, reduce or vitiate in any respect any of the rights of Guarantor, either as Guarantor or as Lessee, provided in the other Operative Agreements.

                        7.    Reinstatement; Independent Obligations. This Guarantee shall continue to be effective, or be reinstated, as the case may be, if at any time payment, or any part thereof, of any of the Guaranteed Obligations is rescinded or must otherwise be restored or returned by Collateral Agent or any Beneficiary upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Lessor or the Guarantor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, the Lessor or the Guarantor or any substantial part of its property, or otherwise, all as though such payments had not been made. The obligations of the Guarantor hereunder are independent of the obligations of Lessor, Lessee or any other guarantor, and a separate action or actions may be brought and prosecuted against the Guarantor whether or not action is brought against and whether or not Lessor, Lessee or any other guarantor be joined in any such action or actions.

                        8.    Payments. The Guarantor hereby guarantees that payments hereunder will be paid to the Funding Account. If demand is made for payment under this Guarantee by the Collateral Agent at or prior to 11:00 a.m. Eastern Standard Time on a Business Day, payment shall be due hereunder on or before the close of such Business Day; otherwise, payment shall be due before the close of the next succeeding Business Day after such demand is made.

                        9.    Affirmative Covenants of the Guarantor. Guarantor hereby covenants and agrees that so long as this Guarantee is in effect and until the SPC Loan Commitments and the Investor Contribution Commitments have terminated and the Guaranteed Obligations and all amounts owing hereunder are paid in full (or, until such earlier time as this Guaranty shall become ineffective as provided in Section 2(g)), the Guarantor will:

                        9.1    Financial Covenants.

            (a)    Minimum Tangible Net Worth. Maintain a Consolidated Tangible Net Worth of not less than $1,000,000,000.00 on the last day of each fiscal quarter of Guarantor.

            (b)    Leverage Ratio. Maintain a ratio of Total Debt to Total Capitalization of no greater than .35 to 1.0 on the last day of each fiscal quarter of Guarantor.

            (c)    Quick Ratio. Following any Ratings Decline, maintain a ratio of Consolidated Quick Assets to Consolidated Current Liabilities of no less than 1.5 to 1.0 on the last day of each fiscal quarter of Guarantor.

                        9.2    Financial Statements; Required Notices; Certificates. Deliver to Collateral Agent (with sufficient copies for each Participant):

            (i)    as soon as available and in any event within one hundred twenty (120) days after the end of each fiscal year of Guarantor, a consolidated balance sheet of Guarantor and its Consolidated Subsidiaries as of the end of such fiscal year and a consolidated income statement and statement of cash flows of Guarantor and its Consolidated Subsidiaries for such fiscal year, all in reasonable detail and all prepared in accordance with GAAP and accompanied by a report and opinion of accountants of national standing selected by Guarantor, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any qualifications or exceptions as to the scope of the audit nor to any qualification or exception which Collateral Agent determines, in Collateral Agent's reasonable discretion, is unacceptable;

            (ii)    as soon as available and in any event within sixty (60) days after the end of each of the first three quarters of each fiscal year of Guarantor, the consolidated balance sheet of Guarantor and its Consolidated Subsidiaries as of the end of such quarter and the consolidated income statement and the consolidated statement of cash flows of Guarantor and its Consolidated Subsidiaries for the period commencing at the end of the previous fiscal year and ending with the end of such quarter, all in reasonable detail and all prepared in accordance with GAAP and certified by the chief financial officer or controller of Guarantor (subject to year-end adjustments);

            (iii)    together with the financial statements furnished in accordance with Section 9.2(i) and (ii), a certificate of the chief financial officer or controller of Guarantor in substantially the form attached hereto as Exhibit A: (i) certifying that to Lessee's Knowledge no Default or Event of Default has occurred and is continuing or, if a Default or Event of Default has occurred and is continuing, a brief statement as to the nature thereof and the action which is proposed to be taken with respect thereto, (ii) certifying that the representations of Guarantor set forth in Section 7.3 of the Participation Agreement are true and correct in all material respects as of the date thereof as though made on and as of the date thereof or, if not then true and correct, a brief statement as to why such representations are no longer true and correct, and (iii) with computations demonstrating compliance with the financial covenants contained in Section 9.1;

            (iv)    promptly after the sending or filing thereof, copies of all proxy statements, financial statements and reports which Guarantor sends to Guarantor's stockholders, and copies of all regular, periodic and special reports, and all registration statements (other than registration statements on Form S-8 or any form substituted therefor) which Guarantor files with the SEC or any governmental authority which may be substituted therefor, or with any national securities exchange;

            (v)    upon request by Collateral Agent, a statement in writing certifying that the Operative Agreements are unmodified and in full effect (or, if there have been modifications, that the Operative Agreements are in full effect as modified, and setting forth such modifications) and the dates to which the Base Rent has been paid and either stating that to Lessee's Knowledge no Lease Default or Lease Event of Default has occurred and is continuing or, if a Lease Default or Lease Event of Default has occurred and is continuing, a brief statement as to the nature thereof; it being intended that any such statement by Guarantor may be relied upon by any prospective purchaser of the Property Interest and by the Participants;

            (vi)    as soon as possible after, and in any event within ten days after Guarantor becomes aware that, any of the following has occurred, with respect to which the potential aggregate liability to Guarantor relating thereto is $10,000,000 or more, a notice signed by a senior financial officer of Guarantor setting forth details of the following and the response, if any, which Guarantor or its ERISA Affiliate proposes to take with respect thereto (and a copy of any report or notice required to be filed with or given to PBGC by Guarantor or an ERISA Affiliate with respect to any of the following or the events or conditions leading up to the following): (A) the assertion, to secure any Unfunded Benefit Liabilities, of any Lien against the assets of Guarantor, against the assets of any Plan or Multiemployer Plan or against any interest of Collateral Agent or Guarantor in the Property Interest, or (B) the taking of any action by the PBGC or any other governmental authority against Guarantor to terminate any Plan of Guarantor or any ERISA Affiliate of Guarantor or to cause the appointment of a trustee or receiver to administer any such Plan; and

            (vii)    such other information respecting the condition or operations, financial or otherwise, of Guarantor, of any of its Subsidiaries or of the Property Interest as Collateral Agent or any Participant through Collateral Agent may from time to time reasonably request.

                        9.3    Payment of Obligations. Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its material obligations of whatever nature, where such failure to so pay, discharge or satisfy would, in the aggregate with all such failures, reasonably be expected to have a Material Adverse Effect, except where the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on the books of Guarantor or any Subsidiary of Guarantor, as the case may be.

                        9.4    Conduct of Business and Maintenance of Existence. Continue to engage in business in the same general type of industry or industries in which its business is now conducted by it, and preserve, renew and keep in full force and effect its corporate existence and take all reasonable action to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of its business, except where the failure to maintain such rights, privileges and franchises would not, in the aggregate, reasonably be expected to have a Material Adverse Effect; comply with all Contractual Obligations and Legal Requirements except to the extent that failure to comply therewith would not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

                        9.5    Maintenance of Property Interest; Insurance. Will, and will cause each of its Material Subsidiaries to, (a) keep and maintain all property material to the conduct of its business in good working order and condition, casualty, condemnation and ordinary wear and tear excepted, and promptly repair or replace such property following any damage thereto in each case where the failure to do so would, in the aggregate, reasonably be expected to have a Material Adverse Effect, and (b) maintain, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations where the failure to do so would, in the aggregate, reasonably be expected to have a Material Adverse Effect.

                        9.6    Inspection of Property; Books and Records; Discussions. Keep proper books of records and account in which full, true and correct entries in conformity with GAAP and all Legal Requirements shall be made of all dealings and transactions in relation to its business and activities; and subject to Section 14.21 of the Participation Agreement permit representatives of Collateral Agent, during normal business hours upon not less than five (5) Business Days' written notice (unless a Lease Event of Default shall have occurred and be continuing, in which case no such notice shall be required), and not more than twice in any 12-month period, to visit and inspect any of its properties and examine and make abstracts from any of its books and records, and to discuss the business, operations, properties and financial and other condition of Guarantor and Subsidiaries of Guarantor with officers and employees of Guarantor and Subsidiaries of Guarantor and with its independent certified public accountants; provided, however, that no such visit, inspection or examination or discussion shall unreasonably disrupt or interfere with normal operations of Guarantor or any of its Subsidiaries and any such representatives of the Beneficiaries and the Collateral Agent shall be accompanied by a Responsible Officer of Guarantor. No failure to comply with any request for the exercise of rights hereunder shall be cause for any Event of Default unless such request is submitted in writing to Guarantor with reference to this Section 9.6.

                        9.7    Notices. Give notice to the Collateral Agent of:

                        (a)    any (i) default or event of default by Guarantor or any of its Subsidiaries under or with respect to any of their respective Contractual Obligations in any respect which, if not cured, would reasonably be expected to have a Material Adverse Effect, or to Guarantor's Knowledge any default or event of default by any third party under or with respect to any Contractual Obligation of said third party with Guarantor or any of its Subsidiaries in a respect which, if not cured, would reasonably be expected to have a Material Adverse Effect, (ii) litigation, investigation or proceeding of which Guarantor has actual knowledge which may exist at any time between Guarantor or any Subsidiary of Guarantor and any Governmental Authority, which in either case, if not cured or if adversely determined, as the case may be, would reasonably be expected to have a Material Adverse Effect, or (iii) any Lease Default or Lease Event of Default of which Guarantor has Knowledge;

                        (b)    Promptly, and in any event within five days, after the Guarantor has filed with the SEC (a) the Guarantor's quarterly report on Form 10-Q (or any successor form) for any fiscal quarter or (b) a Form 8-K (or any successor form) relating to legal proceedings, the Guarantor shall furnish to the Administrative Agent (with sufficient copies for each Participant) a copy of such Form 10-Q (including, if requested by any Participant, any exhibits thereto relating to information required by Item 1 ("Legal Proceedings") of Part II of form 10-Q) or such Form 8-K, as applicable; and

                        (c)    As soon as possible after, and in any event within ten days after Guarantor becomes aware that, any of the following has occurred, with respect to which the potential aggregate liability to Guarantor relating thereto is $10,000,000 or more, a notice signed by a senior financial officer of Guarantor setting forth details of the following and the response, if any, which Guarantor its ERISA Affiliate proposes to take with respect thereto (and a copy of any report or notice required to be filed with or given to PBGC by Guarantor or an ERISA Affiliate with respect to any of the following or the events or conditions leading up to the following): (A) the assertion, to secure any unfunded benefit liabilities, of any Lien against the assets of Guarantor, against the assets of any Plan or Multiemployer Plan or against any interest of Guarantor in the Property Interest, or (b) the taking of any action by the PBGC or any other governmental authority against Guarantor to terminate any Plan of Guarantor or any ERISA Affiliate of Guarantor or to cause the appointment of a trustee or receiver to administer any such Plan.

                        Each notice pursuant to this subsection shall be accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what action Guarantor proposes to take with respect thereto.

                        10.    Negative Covenants. Guarantor hereby agrees that so long as this Guarantee is in effect and until the SPC Loan Commitments and the Investor Contribution Commitments have terminated and the Guaranteed Obligations and all amounts owing hereunder are paid in full (or, until such earlier time as this Guaranty shall become ineffective as provided in Section 2(g)), Guarantor shall not, directly or indirectly:

                        10.1    Limitation on Liens. Create, incur, assume or suffer to exist, or permit any of its Consolidated Subsidiaries to create, incur, assume or suffer to exist, any Lien, upon or with respect to any of its properties, now owned or hereafter acquired, provided that the following shall be permitted except to the extent that they would encumber any interest in the Property Interest or other Collateral in violation of other provisions of the Operative Agreements:

            (i)    Liens for taxes or assessments or other government charges or levies if not yet due and payable or if they are being contested in good faith by appropriate proceedings (including contests expressly permitted by other provisions of the Operative Agreements) and for which appropriate reserves are maintained;

            (ii)    Liens imposed by law, such as mechanic's, materialmen's, landlord's, warehousemen's and carrier's Liens, and other similar Liens, securing obligations incurred in the ordinary course of business which are not past due for more than thirty days, or which are being contested in good faith by appropriate proceedings (including contests expressly permitted under other provisions of the Operative Agreements) and for which appropriate reserves have been established;

            (iii)    Liens under workmen's compensation, unemployment insurance, social security or similar laws (other than ERISA);

            (iv)    Liens, deposits or pledges to secure the performance of bids, tenders, contracts (other than contracts for the payment of money), leases, public or statutory obligations, surety, stay, appeal, indemnity, performance or other similar bonds, or other similar obligations arising in the ordinary course of business;

            (v)    judgment and other similar Liens against assets other than the Property Interest or any part thereof in an aggregate amount not in excess of $10,000,000 arising in connection with court proceedings; provided that the execution or other enforcement of such Liens is effectively stayed and the claims secured thereby are being actively contested in good faith by appropriate proceedings (including contests permitted under other provisions of the Operative Agreements);

            (vi)    easements, rights-of-way, restrictions and other similar encumbrances which, in the aggregate, do not materially interfere with the occupation, use and enjoyment by Guarantor or any such Consolidated Subsidiary of the property or assets encumbered thereby in the normal course of its business or materially impair the value of the property subject thereto;

            (vii)    Liens securing obligations of such a Consolidated Subsidiary to Guarantor or to another such Consolidated Subsidiary;

            (viii)    Liens and rights of set-off that encumber the shares of one or more equity securities held by Guarantor or its Subsidiaries (and any dividends or distributions thereon (whether of cash or other property) or other proceeds thereof, and any rights to any of the foregoing) to secure the obligations of Guarantor or its Subsidiaries under put options, call options, collars, swaps or other hedging or derivative transactions entered into with respect to one or more of such shares;

            (ix)    Liens not otherwise permitted by this Section 10.1 (and not encumbering the Property Interest or any other Collateral) incurred in connection with the incurrence of additional Indebtedness or asserted to secure Unfunded Benefit Liabilities, provided that the sum of the aggregate principal amount of all outstanding Indebtedness and any Unfunded Benefit Liabilities secured by Liens incurred pursuant to this clause (ix) shall not at any time exceed thirty percent (30%) of Consolidated Tangible Net Worth at such time;

            (x)    Liens incurred in connection with any renewals, extensions or refundings of any Indebtedness secured by Liens described in the preceding clauses of this Section 10.1, provided that there is no increase in the aggregate principal amount of Indebtedness secured thereby from that which was outstanding as of the date of such renewal, extension or refunding and no additional property is encumbered;

            (xi)    the liens created by the Operative Documents;

            (xii)    Permitted Liens; and

            (xiii)   Liens incurred in connection with any renewals, extensions or refundings of any Debt or other obligations secured by the Liens described in the proceeding clauses of this Section 10.1.

For purposes of this Section 10.1, the matters set forth on Exhibit B (as the same may be renewed, increased, reduced, amended and/or restated from time to time) shall be deemed not to constitute Liens.

                        10.2    Transactions with Affiliates. Enter into or permit any Consolidated Subsidiary of Guarantor to enter into any material transactions (including, without limitation, the purchase, sale or exchange of property or the rendering of any service) with any Affiliates of Guarantor which would cause or result in a default by Guarantor under the financial covenants set forth in Section 9.1.

                        10.3    Change of Control. Permit a Change in Control of Guarantor to occur. For purposes hereof, "Change of Control" of a Person means:

            (i)    any "person" or "group" of related persons (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act) is or becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act, except that such person or group shall be deemed to have "beneficial ownership" of all shares that any such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 51% of the total voting power of the voting stock of that Person (or its successor by merger, consolidation or purchase of all or substantially all of its assets) (for the purposes of this clause, such person or group shall be deemed to beneficially own any voting stock of that Person held by an entity, if such person or group "beneficially owns" (as defined above), directly or indirectly, more than 51% of the voting power of the voting stock of such parent entity);

            (ii)    during any period of two (2) consecutive years, individuals who at the beginning of such period constituted the Board of Directors of that Person (together with any new directors appointed to such board pursuant to any affiliation agreement in effect at the beginning of such period or whose election by such Board of Directors or whose nomination for election by the shareholders of that Person was approved by a vote of at least a majority of the directors of that Person then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of that Person then in office;

            (iii)    the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of that Person and its Subsidiaries taken as a whole to any "person" (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act); or

            (iv)    the adoption by the stockholders of that Person of a plan or proposal for the liquidation or dissolution of that Person.

Notwithstanding the foregoing, a Change In Control of Roche Holdings, Inc. ("Roche"), or any affiliate of Roche (other than Guarantor directly), shall not constitute a Change in Control of Guarantor.

                        11.    Notices. All notices, requests and demands to or upon Collateral Agent, any Beneficiary or the Guarantor to be effective shall be in writing (including by telecopy) by United States certified or registered mail (postage prepaid), by nationally recognized courier service, by hand or by telecopy with confirming notice and any such notice shall become effective upon receipt and shall be directed to any Beneficiary or Guarantor, as the case may be, at each of their respective addresses or transmission numbers for notices provided in Section 14.3 of the Participation Agreement. Each Beneficiary and the Guarantor may change its address and transmission numbers for notices by notice in the manner provided in Section 14.3 of the Participation Agreement.

                        12.    Severability. Any provision of this Guarantee that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

                        13.    Integration. This Guarantee and other applicable Operative Agreements represent the agreement of the Guarantor with respect to the subject matter hereof and there are no promises or representations by Collateral Agent or any Beneficiary relative to the subject matter hereof not reflected herein.

                        14.    Amendments in Writing; No Waiver; Cumulative Remedies.  (a)   None of the terms or provisions of this Guarantee may be waived, amended, supplemented or otherwise modified except as provided in Section 14.5 of the Participation Agreement.

                        (b)    Neither Collateral Agent nor any Beneficiary shall, by any act (except by a written instrument pursuant to Section 14(a) hereof), delay, indulgence, omission or otherwise be deemed to have waived any right or remedy hereunder or to have acquiesced in any Default or Event of Default or in any breach of any of the terms and conditions hereof. No failure to exercise, nor any delay in exercising, on the part of Collateral Agent or any Beneficiary, any right, power or privilege hereunder shall operate as a waiver thereof. No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. A waiver by Collateral Agent or any Beneficiary of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy that Collateral Agent or such Beneficiary would otherwise have on any future occasion.

                        (c)    The rights and remedies herein provided are cumulative, may be exercised singly or concurrently and are not exclusive of any other rights or remedies provided by law.

                        15.    Section Headings. The section headings used in this Guarantee are for convenience of reference only and are not to affect the construction hereof or be taken into consideration in the interpretation hereof.

                        16.    Successors and Assigns. This Guarantee shall be binding upon the successors and assigns of the Guarantor and shall inure to the benefit of Collateral Agent and the Beneficiaries and their successors and permitted assigns.

                        17.    SUBMISSION TO JURISDICTION; WAIVERS.  (a)   THE GUARANTOR HEREBY IRREVOCABLY AND UNCONDITIONALLY:

            (i)    SUBMITS FOR ITSELF AND ITS PROPERTY INTEREST IN ALL LEGAL ACTIONS OR PROCEEDINGS RELATING TO THIS GUARANTEE OR ANY OTHER OPERATIVE AGREEMENT TO WHICH IT IS A PARTY, OR FOR RECOGNITION AND ENFORCEMENT OF ANY JUDGMENT IN RESPECT THEREOF TO THE NON-EXCLUSIVE GENERAL JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK AND THE COURTS OF THE UNITED STATES LOCATED IN THE SOUTHERN DISTRICT OF NEW YORK, AND APPELLATE COURTS THEREOF;

            (ii)    CONSENTS THAT ANY SUCH ACTION OR PROCEEDING MAY BE BROUGHT IN SUCH COURT, WAIVES ANY OBJECTION THAT IT MAY HAVE NOW OR HEREAFTER TO THE VENUE OF ANY SUCH ACTION OR PROCEEDING IN ANY SUCH COURT AND WAIVES ANY OBJECTION THAT SUCH ACTION OR PROCEEDING IN ANY SUCH COURT WAS BROUGHT IN AN INCONVENIENT FORUM AND AGREES NOT TO PLEAD, CLAIM OR ASSERT THE SAME;

            (iii)    AGREES THAT SERVICE OF PROCESS IN ANY SUCH ACTION OR PROCEEDING IN ANY SUCH COURT MAY BE EFFECTED BY MAILING A COPY THEREOF BY REGISTERED OR CERTIFIED MAIL (OR ANY SUBSTANTIALLY SIMILAR FORM OF MAIL), POSTAGE PREPAID TO, OR BY PERSONAL SERVICE AT, ITS ADDRESS SET FORTH HEREIN OR SUCH OTHER ADDRESS OF WHICH THE COLLATERAL AGENT SHALL HAVE BEEN NOTIFIED PURSUANT HERETO, WHETHER OR NOT SUCH ADDRESS BE WITHIN THE JURISDICTION OF ANY SUCH COURT;

            (iv)    AGREES THAT NOTHING HEREIN SHALL AFFECT THE RIGHT TO EFFECT SERVICE OF PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR SHALL LIMIT THE RIGHT OF THE COLLATERAL AGENT TO SUE IN ANY OTHER JURISDICTION; AND

            (v)    WAIVES, TO THE MAXIMUM EXTENT NOT PROHIBITED BY LAW, ANY RIGHT IT MAY HAVE TO CLAIM OR RECOVER IN ANY LEGAL ACTION OR PROCEEDING REFERRED TO IN THIS SECTION 17 ANY SPECIAL, EXEMPLARY, OR PUNITIVE DAMAGES.

                        (b)    THE GUARANTOR HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS GUARANTEE OR ANY OTHER OPERATIVE AGREEMENT AND FOR ANY COUNTERCLAIM THEREIN.

                        18.    GOVERNING LAW. THIS GUARANTEE SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

                        19.    Survival of Representations, Warranties, etc. All representations, warranties, covenants and agreements made herein and in statements or certificates delivered pursuant hereto shall survive any investigation or inspection made by or on behalf of the Lessor and shall continue in full force and effect until all of the obligations of the Guarantor under this Guarantee shall be fully performed in accordance with the terms hereof, and until the payment in full of all sums payable by the Lessee under the Operative Agreements, and until performance in full of all obligations of the Lessee in accordance with the terms and provisions of such agreements, subject to Section 2(g).

                        20.    Authority of Collateral Agent. Guarantor acknowledges that the rights and responsibilities of Collateral Agent under this Guarantee with respect to any action taken by Collateral Agent or the exercise or non-exercise by Collateral Agent of any option, right, request, judgment or other right or remedy provided for herein or resulting or arising out of this Guarantee shall, as between Collateral Agent and any Beneficiary, be governed by the Participation Agreement and by such other agreements with respect thereto as may exist from time to time among them, but, as between Collateral Agent and Guarantor, Collateral Agent shall be conclusively presumed to be acting as agent for the Beneficiaries with full and valid authority so to act or refrain from acting, and Guarantor shall not be under any obligation, or entitlement, to make any inquiry respecting such authority.

                        21.    Assignment by SPC. Guarantor and Lessor each hereby acknowledges that all of SPC's rights under this Guarantee and the other Operative Agreements (other than the right to receive certain Excepted Payments and the Excepted Rights) have been assigned to the Collateral Agent as agent for the Collateral Trustee and the SPC Secured Parties to secure SPC's obligations pursuant to the Backup Facility Agreement, the Commercial Paper and the Collateral Trust Agreement, and agrees that pursuant to the Collateral Trust Agreement, the Collateral Agent and/or the Collateral Trustee may (x) exercise any rights granted to SPC hereunder and (y) accept any payments otherwise payable to or receivable by SPC under this Guarantee, the SPC Notes or any other Operative Agreement (other than payments with respect to Excepted Payments payable to SPC).

                        22.    Assignment by Lessor. Guarantor hereby acknowledge that certain rights of Lessor under this Guarantee have been assigned to SPC pursuant to the Assignment of Leases.

                        IN WITNESS WHEREOF, the undersigned has caused this Guarantee to be duly executed and delivered by its duly authorized officer as of the day and year first above written.

GENENTECH, INC.

By:	/s/ LOUIS J. LAVIGNE, JR.
Name: Louis J. Lavigne, Jr. Title: Executive Vice President and Chief Financial Officer

EXHIBIT A

FINANCIAL COVENANT COMPLIANCE CERTIFICATE

Chase Manhattan Bank, as Collateral Agent

Re: Genentech/JP Morgan Synthetic Lease Facility

Gentlemen:

            I, the undersigned, the chief financial officer or controller of Genentech, Inc. ("Genentech"), do hereby certify, represent and warrant that:

            1.     This Certificate is furnished pursuant to Section 9.2 of that certain Guarantee dated as of October 26, 2001 (the "Guarantee," the terms defined therein being used herein as therein defined) made by Genentech in favor of Vacaville Real Estate Trust 2001, DNA Finance Corp., and the Investors referenced therein.

            2.    Annex 1 attached hereto sets forth financial data and computations evidencing the Genentech's compliance with certain covenants of the Guarantee, all of which data and computations are complete, true and correct.

            3.    To Lessee's Knowledge, no Default or Lease Event of Default has occurred and is continuing.

            4.    The representations of Genentech set forth in Section 7.3 of the Participation Agreement are true and correct in all material respects as of the date hereof as though made on and as of the date hereof.

            Executed this _____ day of ______________, _____.
__________________________________
Name: Title:

Annex 1 To Compliance Certificate

For the _________________ Ended ________________, 20___
I.	Minimum Tangible Net Worth

	A.	Consolidated Total Assets:	$	_______________

	B.	Intangible assets:	$	_______________

	C.	After-tax charges taken upon the acquisition of technology or distribution rights:	$	_______________

	D.	Consolidated Total Liabilities:	$	_______________

	E.	Consolidated Tangible Net Worth (A - B + C - D):	$	_______________

	F.	Minimum:		$1,000,000.00

II.	Leverage Ratio

	A.	Consolidated Total Liabilities:	$	_______________

	B.	Consolidated Tangible Net Worth (from calculation above):	$	_______________

	C.	Leverage Ratio (Ratio of [A+B] to C:		______ to _____

	D.	Maximum ratio:		1.0 to 1.0

III.	Quick Ratio

[To be included only if a "Ratings Decline" has occurred]

	A.	Unencumbered Cash and Cash Equivalents and other "Quick Assets" as defined in the Guarantee:	$	_______________

	B.	Unencumbered accounts receivable (net of reserve for uncollectible accounts):	$	_______________

	C.	A + B	$	_______________

	D.	Consolidated Current Liabilities (as defined in the Guarantee):	$	_______________

	E.	Ratio of C to D:	$	_______________

	F.	Minimum ratio:		1.5 to 1.0

EXHIBIT B
TO
GUARANTEE

Certain Matters Not Deemed to Constitute "Liens"

Any interests, rights, options or encumbrances arising under the lease agreements, purchase agreements, pledge agreements, construction management agreements, deeds of trust or mortgages, participation agreements, ground leases, closing certificates, financing statements and other documents entered into by Guarantor, BNP Paribas Leasing Corporation ("BNP") and, as applicable, its participants, which evidence, secure or relate to the following transactions between BNP and Guarantor concerning properties owned (or ground leased) by BNP and leased (or subleased) to Guarantor:

            1.    The ground lease and lease transaction entered into on or around December 15, 1998, as amended on or around December 31, 2000, pursuant to which BNP and its participants agreed to advance up to $25,000,000 for the construction of the project known as "Building 26" on Guarantor's South San Francisco, California campus, and agreed to lease such project to Guarantor.

            2.    The lease transaction entered into on or around June 11, 1999, as amended on or around December 31, 2000, pursuant to which BNP and its participants agreed to advance up to $25,000,000 for the acquisition of the property on Guarantor's South San Francisco, California campus commonly referred to as the "Grandview property" and agreed to lease such project to Guarantor.

            3.    The lease transaction entered into on or around June 1, 1999, as amended on or around December 31, 2000, pursuant to which BNP and its participants agreed to advance up to $75,368,707.40 for the property on Guarantor's South San Francisco, California campus commonly referred to as "Building 7-Phase I" and agreed to lease such project to Guarantor.

            4.    The lease transaction entered into on or around June 1, 1999, as amended on or around December 31, 2000, pursuant to which BNP and its participants agreed to advance up to $84,631,292.60 for the construction of the property on Guarantor's South San Francisco, California campus commonly referred to as "Building 7-Phase II" and agreed to lease such project to Guarantor.

            5.    The lease transaction entered into on or around July 30, 1999, as amended on or around December 31, 2000, pursuant to which BNP and its participants agreed to advance up to $60,000,000 for the projects on Guarantor's South San Francisco, California campus commonly referred to as "Buildings 1 and 4" and agreed to lease such projects to Guarantor.